NAME OF SUBSIDIARY	JURISDICTION OF FORMATION
Hartman XX Limited Partnership Hartman CRMB Holdings, LLC Hartman Richardson Heights Properties, LLC	Texas Texas Texas
Hartman Cooper Street Plaza, LLC	Texas

Hartman Bent Tree, LLC

Hartman Gulf Plaza LLC

Hartman Parkway, LLC

Hartman Mitchelldale Business Park, LLC

Hartman Energy LLC

Hartman Highway 6 LLC

Hartman XX REIT GP LLC

Hartman Hillcrest  LLC

Hartman 400 North Belt LLC

Hartman Ashford Crossing LLC

Hartman Corporate Park Place LLC

Hartman Skymark Tower LLC

Texas Texas Texas Delaware Texas Texas Texas Texas Texas Texas Texas Texas